Exhibit (c)(v)

CONFIDENTIAL SPECIAL COMMITTEE UPDATE December 2024 Project Vista

PJT Partners

Key Outstanding Business Terms with Casago / Roofstock

Casago / Roofstock has reverted with an updated verbal proposal, after receiving guidance on Vista's updated position.

	Category	C/R Position (12/06/24)	Vista Verbal Proposal (12/08/24)	C/R Verbal Proposal (12/08/24)
Closing Conditions	Unit Count	> ($0.10) reduction for every 500 units > Starting point of 35,000 as of March 31, 2025 > Thresholds to be reduced by 600 units for each additional month > Buyer may terminate Transaction (without payment of any fees or expenses) at unit count below 25,000, regardless of close date	> ($0.10) reduction for every 500 units > Reduction of starting purchase price adjustment threshold from 35,000 to 33,000 units as of January 31, 2025 > Termination threshold reduces over time on same schedule as purchase price adjustment thresholds > C/R to pay $10mm termination fee if termination right related to unit count is exercised > For details, see page 5	> ($0.10) reduction for every 500 units > Starting purchase price adjustment threshold of 32,000 units as of April 30, 2025 > Thresholds to be reduced by 600 units for each additional month > Buyer may terminate Transaction (without payment of any fees or expenses) at unit count below 24,000, regardless of close date > No termination fee > For details, see page 4
	Unit Quality	> Material changes to Seller's policies regarding minimum quality, revenue or commission rates for new or renewing contracts must be approved by Buyer[1] > Material changes (increases or decreases) to sales and marketing budget / forecast must be approved by Buyer	> Subject not addressed	> Subject not addressed
	Working Capital	> In addition, Seller's working capital shall not fall more than $7.5 million below Seller's current monthly forecast. Liquidity and working capital shall be calculated in accordance with GAAP and the Seller's consolidated financial statements (C/R uses the RCF definition of liquidity to define working capital)[2]	> No liquidity requirement for the business at close	> Will require minimum liquidity at some level (C/R uses the RCF definition of liquidity to define working capital) > May be open to purchase price adjustment vs. termination right

(1) This does not mean Buyer needs to approve individual contracts – just changes to company policy or changes to guidance or incentives for sales reps.
(2) Seller shall not implement or adopt any material change in its accounting principles, practices or methods, including without limitation with regards to accounts payable and cash management, except as required by changes in law or regulations or GAAP.

CONFIDENTIAL

CONFIDENTIAL 2

CONFIDENTIAL (1) Applies 50% monthly churn miss from ending unit count as of 11/30/24 and assumes no unit adds from Jan’25 onwards. Illustrative Unit Count Scenarios CURRENT UNIT COUNT FORECAST Latest Forecast (12/04) 36,090 35,558 35,042 34,590 34,286 34,173 (706) (532) (516) (452) (304) (113) 1/31/25 2/28/25 3/31/25 4/30/25 5/31/25 6/30/25 Units Lost: 25% Churn Miss 35,622 34,841 34,077 33,391 32,882 32,587 50% Churn Miss 35,154 34,124 33,113 32,192 31,479 31,000 50% Churn Miss without Unit Adds 34,829 33,335 31,848 30,441 29,214 28,118 Vista Proposal (12/08) 33,000 32,400 31,800 31,200 30,600 30,000 Updated C/R Proposal (12/08) 32,000 32,000 32,000 32,000 31,400 30,800 Forecasted Ending Unit Count Unit Count to Hit Price Reduction Threshold Month Units Lost Sep-24 (553) Oct-24 (745) Nov-24 (588) Total (1,886) November 2024 Ending Unit Count: 37,1273

CONFIDENTIAL C/R Proposed Unit Count Purchase Schedule (12/08) (1)Unit count must be greater than or equal to threshold to receive implied purchase price. Termination Threshold: 24,000 C/R proposal delays reduction of Unit Count until April and holds termination threshold of 24,000 constant November 2024 Ending Unit Count: 37,127 C/R indicated that they accept the grid to continue reducing by 600 units for each subsequent month.Updated C/R Proposal (12/08/24)Purchase Price per ShareUnit Count Threshold by Close Date(1)Price ReductionImplied Price3/31/20254/30/20255/31/2025Headline Purchase Price$4.81 32,000 32,000 31,400 ($0.10)$4.71 31,500 31,500 30,900 ($0.20)$4.61 31,000 31,000 30,400 ($0.30)$4.51 30,500 30,500 29,900 ($0.40)$4.41 30,000 30,000 29,400 ($0.50)$4.31 29,500 29,500 28,900 ($0.60)$4.21 29,000 29,000 28,400 ($0.70)$4.11 28,500 28,500 27,900 ($0.80)$4.01 28,000 28,000 27,400 ($0.90)$3.91 27,500 27,500 26,900 ($1.00)$3.81 27,000 27,000 26,400 ($1.10)$3.71 26,500 26,500 25,900 ($1.20)$3.61 26,000 26,000 25,400 ($1.30)$3.51 25,500 25,500 24,900 ($1.40)$3.41 25,000 25,000 24,400 ($1.50)$3.31 24,500 24,500 24,000 ($1.60)$3.21 24,000 24,000 4

CONFIDENTIAL Vista Proposed Unit Count Purchase Price Schedule (12/08) (1) Unit count must be greater than or equal to threshold to receive implied purchase price. November 2024 Ending Unit Count: 37,127 Key Features of Vista Schedule: ($0.10) reduction for every 500 units Reduction of starting purchase price adjustment threshold in January 31, 2025 from 35,000 as reflected in initial offer (11/06) to 33,000 units Reduced by 600 for each additional month Termination threshold of 25,000 in January Reduces over time on same schedule as purchase price adjustment thresholds Thresholds represent minimum unit count to receive purchase price in each row E.g., 33,000 unit count on 1/31/25 would imply headline purchase price per share, while 32,999 units would imply a $0.10 drop in per share consideration Termination Threshold: 25,000 in Jan’25, reduced by 600 for each additional month Full ladder would continue to decrease by 600 units until transaction is closed Vista Proposal (12/08/24) Purchase Price per Share Unit Count Threshold by Close Date(1) Price Reduction Implied Price 1/31/2025 2/28/2025 3/31/2025 4/30/2025 5/31/2025 Headline Purchase Price $4.81 33,000 32,400 31,800 31,200 30,600 ($0.10) $4.71 32,500 31,900 31,300 30,700 30,100 ($0.20) $4.61 32,000 31,400 30,800 30,200 29,600 ($0.30) $4.51 31,500 30,900 30,300 29,700 29,100 ($0.40) $4.41 31,000 30,400 29,800 29,200 28,600 ($0.50) $4.31 30,500 29,900 29,300 28,700 28,100 ($0.60) $4.21 30,000 29,400 28,800 28,200 27,600 ($0.70) $4.11 29,500 28,900 28,300 27,700 27,100 ($0.80) $4.01 29,000 28,400 27,800 27,200 26,600 ($0.90) $3.91 28,500 27,900 27,300 26,700 26,100 ($1.00) $3.81 28,000 27,400 26,800 26,200 25,600 ($1.10) $3.71 27,500 26,900 26,300 25,700 25,100 ($1.20) $3.61 27,000 26,400 25,800 25,200 24,600 ($1.30) $3.51 26,500 25,900 25,300 24,700 24,100 ($1.40) $3.41 26,000 25,400 24,800 24,200 23,600 ($1.50) $3.31 25,500 24,900 24,300 23,700 23,100 ($1.60) $3.21 25,000 24,400 23,800 23,200 22,600 5

CONFIDENTIAL Illustrative Proposal Comparison Month Units Added Forecast Jan-25 325 Feb-25 464 Mar-25 475 Apr-25 486 Total 1,750 Vista Proposal (12/08) Updated C/R Proposal (12/08) Ending Unit Count Purchase Price per Share Purchase Price per Share March Current Forecast 35,042 $4.81 $4.81 25% Churn Miss 34,077 $4.81 $4.81 50% Churn Miss 33,113 $4.81 $4.81 50% Churn Miss & No Unit Adds 31,848 $4.81 $4.71 April Current Forecast 34,590 $4.81 $4.81 25% Churn Miss 33,391 $4.81 $4.81 50% Churn Miss 32,192 $4.81 $4.81 50% Churn Miss & No Unit Adds 30,441 $4.61 $4.416

PJT Partners

Implied Churn to Reach C/R Proposed Termination Threshold

No Unit Adds Starting in Jan'25

Assuming no units added, the required churn rates to hit C/R proposed Mar'25 and Apr'25 termination thresholds are 13.3% and 10.1% respectively.

Last Three Months Average Monthly Churn and Unit Adds:[2]

- Gross Churn: 3.0%
- Net Churn: 1.6%
- Unit Adds: 531

Required Churn to Reach C/R Proposed Termination Threshold

	Dec-24	Jan-25	Feb-25	Mar-25	Apr-25
Memo: C/R Proposed Termination Threshold (12/08)		**24,000**	**24,000**	**24,000**	**24,000**
Required Churn for March Termination Threshold					
Beginning Unit Count		36,796	31,911	27,674	
(-) Churn		(4,885)	(4,237)	(3,674)	
Ending Unit Count[1]	**36,796**	**31,911**	**27,674**	**24,000**	
Implied Churn		*13.3%*	*13.3%*	*13.3%*	
Required Churn for April Termination Threshold					
Beginning Unit Count		36,796	33,067	29,717	26,706
(-) Churn		(3,728)	(3,350)	(3,011)	(2,706)
Ending Unit Count[1]	**36,796**	**33,067**	**29,717**	**26,706**	**24,000**
Implied Churn		*10.1%*	*10.1%*	*10.1%*	*10.1%*

(1) Dec'24 ending unit count reflects Management forecast.
(2) Last three months period represents Sep'24 – Nov'24.

CONFIDENTIAL

CONFIDENTIAL
7

CONFIDENTIAL $51.2 $56.8 $47.1 $34.8 $27.8 $46.4 $95.0 $30.5 $34.3 $38.9 $24.2 $18.2 $38.2 $89.0 Jan-25 Feb-25 Mar-25 Apr-25 May-25 Jun-25 Jul-25 Liquidity Forecast Comparison Source: Vista Management (1) Liquidity metric is lowered by ~$29.4mm of net proceeds from DK convertible notes. LIQUIDITY FORECAST $ in millions RCF $15mm Liquidity Test Liquidity Comparison (Actuals vs. Prior Forecast) Jul-24 Aug-24 Sep-24 Oct-24 Actuals $101 $115 $99 $62 Actuals (Excl. Net Proceeds from DK)⁽¹⁾ 101 85 70 33 7/16 Forecast 132 135 80 49 Variance (Excl. Net Proceeds from DK)⁽ ¹⁾ ($31) ($49) ($10) ($16) Latest Forecast (12/04) C/R Proposed Min. Liquidity (10/21 Forecast with $7.5mm Cushion) Cushion of ~$19.8mm Cushion of ~$12.8mm There is a lack of a meaningful cushion in April and May for C/R proposed liquidity requirement. Focusing a counter on the RCF liquidity test, and ensuring that dropping below this test results in a purchase price adjustment vs. a termination right would significantly de-risk the transaction.8

CONFIDENTIAL $56.8 $47.1 $34.8 $27.8 $54.2 $43.5 $30.8 $23.5 $51.0 $39.0 $25.7 $17.7 $34.3 $38.9 $24.2 $18.2 Feb-25 Mar-25 Apr-25 May-25 Liquidity Forecast Comparison Downside Churn Scenario Source: Vista Management (1) Liquidity metric is lowered by ~$29.4mm of net proceeds from DK convertible notes. (2)Reflects FDSO of 24.2mm as of 9/30/2024. LIQUIDITY FORECAST $ in millions RCF $15mm Liquidity Test Liquidity Comparison (Actuals vs. Prior Forecast) Jul-24 Aug-24 Sep-24 Oct-24 Actuals $101 $115 $99 $62 Actuals (Excl. Net Proceeds from DK)⁽¹⁾ 101 85 70 33 7/16 Forecast 132 135 80 49 Variance (Excl. Net Proceeds from DK)⁽ ¹⁾ ($31) ($49) ($10) ($16) Latest Forecast (12/04) C/R Proposed Min. Liquidity (10/21 Forecast with $7.5mm Cushion) Latest Forecast w/ 25% Churn Miss Latest Forecast w/ 50% Churn Miss Purchase Price Adjustment Implied Purchase Price⁽²⁾ No Adjustment $4.81 ($1mm) $4.76 ($2mm) $4.72 ($3mm) $4.68 ($4mm) $4.64 ($5mm) $4.609

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